EXHIBIT 99.1

America’s Car-Mart, Inc. Completes $172 Million Term Securitization

Weighted average coupon improved 81 basis points from prior May 2025 securitization

ROGERS, Ark., Aug. 29, 2025 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ: CRMT) (“we,” “Car-Mart” or the “Company”), announced today that it has completed a term securitization transaction involving the issuance of $172 million in principal amount of asset-backed notes with an overall weighted average coupon of 5.46%.

ACM Auto Trust 2025-3 issued $133.34 million of Class A Notes and $38.62 million of Class B Notes. The Class A Notes have a coupon rate of 5.01% and the Class B Notes have a coupon rate of 6.08%.

“I am pleased with the favorable outcome of our eighth ABS transaction, reflecting the continued strength of this developing platform. There is more that we can and will do to improve the platform as we move forward,” said Douglas Campbell, Chief Executive Officer of America’s Car-Mart.

“Market interest for our securitizations remains high, with the Class A Notes almost 8 times oversubscribed, and the Class B Notes nearly 16 times oversubscribed. Strong demand combined with favorable operating performance within our portfolio have significantly improved the pricing of our Notes. In fact, this is the fourth consecutive improvement in the overall weighted average coupon, and we have reduced our weighted average spread by 308 basis points since our 2024-1 transaction, as we continue to lower our financing costs and strengthen our capital efficiency,” said Jonathan Collins, Chief Financial Officer.

ACM Auto Trust 2025-3 is an indirect subsidiary of the Company. The notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About America’s Car-Mart, Inc.

America’s Car-Mart, Inc. (the “Company”) operates automotive dealerships in 12 states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in smaller cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information about America’s Car-Mart, including investor presentations, please visit our website at www.car-mart.com.

Contact:

SM Berger & Company
Andrew Berger, Managing Director
andrew@smberger.com
(216) 464-6400